Exhibit 99.1

 Contact:                                              Calvin E. Jenness

Senior Vice President

and Chief Financial

Officer

503-653-4573

Release:                                                  Immediately

Blount Announces Third Quarter Results

•                  Sale of Forestry Division completed on November 5th, proceeds used to reduce debt

•                  Outdoor Products Segment sales increased 9.5% from third quarter of 2006

•                  Third quarter diluted earnings per share $0.20

Portland, OR, November 6, 2007- Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the third quarter ended September 30, 2007. Additionally, the Company announced that it sold its Forestry Division on November 5, 2007 and will use the proceeds from the sale to reduce debt in the fourth quarter. Sales for the Company for the third quarter increased to $166.9 million or 1.7% from last year’s third quarter. Sales for the Company’s Outdoor Products segment increased by 9.5% from last year’s third quarter to more than offset a 14.7% decline in the Industrial and Power Equipment Segment.

Operating income was $22.6 million in this year’s third quarter compared to $18.7 million last year. Last year’s third quarter operating income included non-recurring charges of $4.8 million related to the redesign of the Company’s retirement plans and the closure of a manufacturing facility. Income from continuing operations in this year’s third quarter was $9.4 million ($0.20 per diluted share), compared to $10.1 million ($0.21 per diluted share) in the comparable period last year. This year’s income from continuing operations includes income tax expense of $5.7 million compared to an income tax benefit of $0.6 million last year, when the Company recognized the impact of certain tax planning strategies. A summary of the estimated impact of key variances in results of continuing operations for the third quarter compared to last year in terms of sales, operating income and diluted earnings per share is illustrated below:

		Operating	Diluted
(In millions, except per share data)	Sales	Income	EPS

Third Quarter Variance 2007 vs. 2006
Industrial and Power Equipment Segment	$(7.8)	$(1.1)	$(0.02)
Outdoor Products Segment:
Foreign Exchange	2.0	(0.6)	(0.01)
All Other	8.6	0.8	0.02
Retirement Plan Redesign and Plant Closure	—	4.8	0.11
Income Tax Rate			(0.14)
Interest Expense	—	—	0.01
All Other	—	—	0.02
Total Variance 2007 vs. 2006	$2.8	$3.9	$(0.01)

Commenting on the Company’s results, James S. Osterman, Chairman and Chief Executive Officer, stated:   “Third quarter sales for our Outdoor Products segment increased solidly from last year as we experienced strong growth in key international markets. This top line growth resulted in a slight improvement to segment contribution despite continued margin pressure caused by a further strengthening of the Canadian and Brazilian currencies. We ended the third quarter with a good order backlog in the Outdoor Products segment and expect to continue to experience year over year sales growth through the fourth quarter.

Yesterday we announced the sale of the Company’s Forestry Division. Proceeds from this sale were utilized to reduce outstanding debt and related financial leverage. This sale will significantly reduce the Company’s exposure to the cyclicality of North American timber markets in the future and allow for consistent investment for the growth of our Outdoor Products segment. “

Segment Results

The Outdoor Products segment reported third quarter sales of $122.1 million, a 9.5% increase from $111.5 million in last year’s third quarter. International sales increased by 14% from the third quarter of last year. Segment contribution to operating income increased to $23.7 million from $23.5 million in last year’s third quarter. Segment contribution was adversely impacted by approximately $0.6 million from the movement in foreign currency exchange rates as compared to last year’s third quarter. Segment backlog was $67.6 million at the end of the third quarter compared to $64.8 million in last year’s third quarter and $71.8 million at the end of this year’s second quarter.

The Industrial and Power Equipment segment’s third quarter sales were $45.0 million, compared to $52.7 million last year, a 14.7% decline. Segment contribution to operating income was $2.8 million compared to $3.9 million in last year’s third quarter. Demand for North American timber-harvesting equipment continued to be weak in the third quarter of this year, and was the primary reason for the decline in segment sales and profitability. Included in segment results for the nine month period ended September 30, were $99.8 million in sales and $3.8 million in contribution to operating income from the Company’s Forestry Division.

Financial Outlook

Beginning with the fourth quarter, the Company will be classifying the historical results of the Forestry Division as a discontinued operation. Accordingly, we are revising our full-year financial outlook to include only our outlook for continuing operations. Full year sales are estimated to be between $510 million and $515 million and operating income is estimated to be between $78 million and $80 million. Additionally, we estimate that we will record net income of between $10 million and $12 million ($0.21 and $0.25 per diluted share) from the gain on the sale of the Forestry Division. For the year, the Company’s effective income tax rate for continuing operations is anticipated to be between 34% and 36%.

Blount International, Inc. is a diversified international company that sells its products in more than 100 countries around the world. The Company’s Outdoor Products segment is a leading provider of chain, bars and sprockets to the chainsaw industry, accessories to the lawn care industry and concrete cutting saws. For more information about Blount, please visit our website at http://www.blount.com.

Forward-looking statements in this release, including without limitation the Company’s   “expectations,” “outlook,”  “beliefs,”  “plans,” “indications,” “estimates,” “anticipations,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, involve  certain risks and  uncertainties, including those set forth in Item 1A, “Risk Factors,” of Blount’s  Annual Report on Form 10-K for the year ended December 31, 2006. The risks and uncertainties may cause actual results subsequent to the date of this announcement to differ materially from those projected in forward-looking statements. Forward-looking statements in this press release include, without limitation, Blount’s expectations regarding fourth quarter market conditions, Outdoor Products segment sales, expansion in international markets and operating income. Additionally, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, and the presumed relationship between backlog and future sales trends.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three mos. ended Sep. 30		Nine mos. ended Sep. 30
(In thousands, except per share data)	2007	2006	2007	2006
Sales	$166,910	$164,097	$481,349	$492,993
Cost of sales	115,683	114,910	331,603	339,982
Gross profit	51,227	49,187	149,746	153,011
Selling, general and administrative expenses	28,632	25,728	86,929	83,253
Retirement plan freeze	—	3,747	—	3,747
Plant closure costs	—	1,055	—	1,055
Operating income	22,595	18,657	62,817	64,956
Interest expense, net of interest income	(8,080)	(8,861)	(24,388)	(26,985)
Other income (expense), net	655	(302)	715	797
Income from continuing operations before income taxes	15,170	9,494	39,144	38,768
Provision (benefit) for income taxes	5,727	(640)	13,800	9,901
Income from continuing operations	$9,443	$10,134	25,344	28,867
Income (loss) from discontinued operations	—	4,990	(53)	4,641
Net income	$9,443	$15,124	$25,291	$33,508

Basic income per share:
Continuing operations	$0.20	$0.21	$0.53	$0.61
Discontinued operations	0.00	0.11	0.00	0.10
Basic income per share:	$0.20	$0.32	$0.53	$0.71
Diluted income per share:
Continuing operations	$0.20	$0.21	$0.53	$0.60
Discontinued operations	(0.00)	0.11	0.00	0.10
Diluted income per share:	$0.20	$0.32	$0.53	$0.70
Shares used for per share computations (in 000’s):
Basic	47,288	47,161	47,276	47,121
Diluted	48,113	47,841	48,068	47,889

Condensed Consolidated Balance Sheets	Sep. 30,	Dec. 31,
(In thousands)	2007	2006
Assets:
Cash and cash equivalents	$33,623	$27,636
Accounts receivable	93,887	82,748
Inventory	90,262	77,833
Other current assets	26,863	28,464
Property, plant and equipment, net	99,835	99,665
Other assets	127,953	114,120
Total assets	$472,423	$430,466
Liabilities:
Current maturities of long-term debt	$1,500	$1,500
Other current liabilities	103,049	97,319
Long-term debt, net of current maturities	353,500	349,375
Other liabilities	92,462	87,563
Total liabilities	550,511	535,757
Stockholders’ deficit	(78,088)	(105,291)
Total liabilities and stockholders’ deficit	$472,423	$430,466

Segment Information	Three mos. ended Sep. 30		Nine mos. ended Sep. 30
(In thousands)	2007	2006	2007	2006
Sales:
Outdoor products	$122,112	$111,481	$361,085	$340,400
Industrial and power equipment	44,984	52,747	120,789	153,226
Elimination	(186)	(131)	(525)	(633)
Total sales	$166,910	$164,097	$481,349	$492,993
Operating income:
Outdoor products	$23,667	$23,532	$71,401	$71,437
Industrial and power equipment	2,831	3,949	5,617	11,980
Elimination	—	56	—	29
Retirement plan freeze and plant closure costs	—	(4,802)	—	(4,802)
Corporate expenses	(3,903)	(4,078)	(14,201)	(13,688)
Operating income	$22,595	$18,657	$62,817	$64,956